Exhibit 10.10

Summary of Executive Officer and Non-employee Director Compensation

Set forth below is a summary of the compensation paid by Dril-Quip, Inc. (the “Company”) to its executive officers and non- employee directors as of the date of filing of the Company’s Annual Report on Form 10-K. For more information regarding executive officer and director compensation, please read “Director Compensation,” “Executive Compensation,” and “Corporate Governance Matters-Related Person Transactions-Employment Agreements with Executive Officers” contained in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders to be filed with the SEC pursuant to Regulation 14A.

Executive Officers

Each of the Company’s President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Vice President- Finance and Chief Financial Officer and Vice President-General Counsel and Secretary (each, an “Executive Officer”) is compensated in accordance with his employment agreement, each of which is filed as an Exhibit to the Company’s Form 8-K/A filed December 12, 2011 and is incorporated by reference herein.

In addition, the Executive Officers are eligible to receive a performance bonus for 2015 performance under the Company’s Short Term Incentive Plan. The bonus award will be calculated based on (i) the Company’s performance in the 12-month period ending December 31, 2015 against target performance, (ii) the Executive Officer’ s achievement of personal objectives and (iii) the bonus target amounts for each Executive Officer that are set by the Compensation Committee of the Board of Directors.

Under the Company’s 2004 Incentive Plan, as amended and restated (the “Long Term Incentive Plan”), employees may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. The current forms of the applicable award agreements pursuant to the Company’s Long Term Incentive Plan are included as exhibits to the Company’s Annual Report on Form 10-K.

Non-Employee Directors

The non-employee Chairman of the Board receives an annual fee of $150,000 and the Company’s other non-employee directors receive an annual fee of $75,000. The Chairman of each of the Committees receives an additional annual fee in the amount of $15,000 for the Audit Committee and $10,000 for the Nominating and Governance Committee and the Compensation Committee. In addition, the non-employee directors receive a fee of $1,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors.

In June 2014, the Board of Directors authorized a stock compensation program for the directors pursuant to the 2004 Plan. Under this program, the Directors may elect to receive all or a portion of their fees in the form of restricted directors stock awards in an amount equal to 125% of the fees in lieu of cash. The awards are made quarterly on the first business day after the end of each calendar quarter and vest on January 1 on the second year after the grant date.

Under the Company’s Long Term Incentive Plan, non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. The current forms of the applicable award agreements pursuant to the Company’s Long Term Incentive Plan are included as exhibits to the Company’s Annual Report on Form 10-K.